Exhibit 10.1

CTC MEDIA, INC.

AMENDMENT NO. 1

TO

SHARE APPRECIATION RIGHTS AGREEMENT

This Amendment No. 1 is entered into as of December 18, 2009 by and between CTC Media, Inc. (f/k/a StoryFirst Communications, Inc.), a Delaware corporation (the “Company”), and Alexander E. Rodnyansky (“Mr. Rodnyansky”), for the purpose of amending the Share Appreciation Rights Agreement, dated as of September 16, 2003, as amended by the Amended and Restated Employment Agreement dated as of October 8, 2008 (as so amended, the “Prior Agreement”, and as further amended by this Amendment No. 1, the “Agreement”).  Capitalized terms used herein and otherwise not defined shall have the meanings ascribed thereto in the Prior Agreement.

WHEREAS, pursuant to the Prior Agreement, the Company granted to Mr. Rodnyansky a stock appreciation right (the “SAR”) that was originally exercisable for 11,658 Units;

WHEREAS, pursuant to the Prior Agreement, the Exercise Price in respect of 5,829 Units was originally $953.33 per Unit and the Exercise Price in respect of 5,829 Units was originally $1,430.00 per Unit;

WHEREAS, as a result of subsequent splits of the Company’s common stock and a partial exercise of the SAR by Mr. Rodnyansky, as of the date hereof the SAR would potentially be exercisable in respect of up to (a) 1,554,400 Units at an Exercise Price of $1.19 per share (the “Tranche 1 Units”) and (b) 4,663,200 Units at an Exercise Price of $1.79 per share (the “Tranche 2 Units”); and

WHEREAS, in connection with the Settlement Agreement dated as of the date hereof (the “Settlement Agreement”), by and between the Company and Mr. Rodnyansky, the Company and Mr. Rodnyansky desire to amend the Prior Agreement as set forth below;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                       The number of Tranche 1 Units and the number of Tranche 2 Units with respect to which the SAR is exercisable are each hereby reduced by one-third, such that the SAR shall hereafter be exercisable in respect of up to 1,036,266 Tranche 1 Units and 3,108,800 Tranche 2 Units.  For the avoidance of doubt, 518,133 Tranche 1 Units and 1,554,400 Tranche 2 Units are hereby irrevocably forfeited, cancelled and terminated.

2.                                       Mr. Rodnyansky hereby irrevocably exercises the SAR with respect to the 1,036,266 Tranche 1 Units and the 3,108,800 Tranche 2 Units (together, the “Exercised Units”). Notwithstanding the provisions of the Prior Agreement, including without limitation Section 6.2 and Section 12.4 thereof, the Company hereby accepts this Amendment No. 1 as valid notice of such exercise.

3.                                       The Parties hereby agree that such exercise of the SAR in respect of such Exercised Units shall be settled as follows:

a.                                       The Company shall issue to Mr. Rodnyansky 2,072,533 shares of the Company’s common stock (representing one-half of Exercised Units), and

b.                                      The Company shall pay (or shall cause ZAO “CTC” to pay) to Mr. Rodnyansky, by wire transfer to an account designated by Mr. Rodnyansky, an amount in cash equal to $25,932,983.37, which represents the result of 2,072,533 (representing one-half of the Exercised Units), multiplied by the Agreed Price (as defined below), minus the Aggregate Exercise Price (as defined below). If such payment is made by ZAO “CTC” in Russian Roubles, then the amount of such payment shall include full gross-up taking into account any exchange commission, bank fees, currency fluctuation and other similar factors to ensure that Rodnyansky receives, as a result of such payment, a net amount representing the sum in United States Dollars derived from the above calculation.  Furthermore, such payment, if made by ZAO “CTC”, shall include an additional amount equal to $58,997.54 which, as the Company and Rodnyansky agree, shall fairly represent interest which would have otherwise accrued on the 13% of the such payment that ZAO “CTC” (being a tax agent under Russian fiscal laws) has to withhold as personal income tax of Rodnyansky. For avoidance of any doubt, Rodnyansky represents to the Company that at the date hereof he is a tax resident in the Russian Federation for the purposes of personal income taxation.

4.                                       Mr. Rodnyansky hereby agrees to pay the Aggregate Exercise Price in respect of the 1,036,266 Tranche 1 Units and the 3,108,800 Tranche 2 Units in cash.  The Parties hereby agree that such payment shall be made by way of offset and deduction by the Company from the cash payment due to Mr. Rodnyansky hereunder, as set forth in Section 3(b) above.

5.                                       For purposes hereof, “Aggregate Exercise Price” shall mean:  $6,797,908.54 (which represents the Exercise Price in respect of all Exercised Units, whether settled in stock (pursuant to Section 3(a)) or cash (pursuant to Section 3(b)), and is calculated as follows: (a) 1,036,266 Tranche 1 Units multiplied by $1.19, plus (b) 3,108,800 Units multiplied by $1.79).

6.                                       For purposes hereof, “Agreed Price” shall mean $15.7927 (being the average of the closing price on the Nasdaq Global Select Market of one share of the Company’s common stock on the 30 trading days ending December 16, 2009).

7.                                       The Company agrees that it shall make the issuance and payment provided for in Section 3 above by no later than December 31, 2009. If the payment is made by ZAO “CTC”, then the Company agrees to use commercially reasonable efforts to cause ZAO “CTC” to pay by no later than December 28, 2009.

8.                                       If the payment of the cash amounts due from the Company to Rodnyansky pursuant to Section 3 (b) above is made by ZAO “CTC”, then in order to effectuate such payment Rodnyansky hereby agrees to execute, and the Company hereby agrees to cause ZAO “CTC” to execute, a donation agreement in the form attached hereto as Exhibit A. Subject to Section 9 below, full discharge by ZAO “CTC” of its payment obligations under the donation agreement shall represent full discharge of the Company’s obligations under Section 3(b) of this Amendment No. 1.

9.                                       Should the donation agreement between Rodnyansky and ZAO “CTC” be declared null and void as a matter of Russian law, then the Company hereby agrees to make a payment provided for in Section 3 (b) above directly to Rodnyansky within seven (7) calendar days after such donation agreement is invalidated.

10.                                 The last sentence of Section 12.1 of the Prior Agreement is hereby deleted in its entirety and replaced with the following text:

“This obligation shall survive until December 17, 2011.”

11.                                 Section 12.2 of the Prior Agreement (relating to confidentiality commitments to third parties) is hereby deleted in its entirety and shall have no further force and effect.

12.                                 Section 12.3 of the Prior Agreement (relating to non-competition and non-solicitation) is hereby deleted in its entirety and shall have no further force and effect.

13.                                 Section 12.4 of the Prior Agreement (relating to the loss of rights of exercise upon breach) is hereby deleted in its entirety and shall have no further force and effect.

14.                                 This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.                                 The interpretation, performance and enforcement of this Amendment No. 1 shall be governed by the laws of the State of New York without regard to that state’s conflicts-of-law rules.

16.                                 The Agreement remains in full force and effect, except as specifically modified by this Amendment No. 1, and the terms and conditions thereof, as specifically modified by this Amendment No. 1, are hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date set forth in the preamble.

CTC MEDIA, INC.

By:	/s/ Anton Kudryashov
Anton Kudryashov
Chief Executive Officer

/s/ Alexander E. Rodnyansky
Alexander E. Rodnyansky

[Signature page to Amendment No. 1 to Share Appreciation Rights Agreement]